Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors of Airgas, Inc:
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-107872 and No. 333-136461) of Airgas, Inc. of our report dated March 31, 2009 with respect to the statements of financial position of the Amended and Restated Airgas, Inc. 2003 Employee Stock Purchase Plan as of December 31, 2008 and 2007, and the related statements of changes in participants’ equity for each of the years in the three-year period ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 11-K of the Amended and Restated Airgas, Inc. 2003 Employee Stock Purchase Plan.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 31, 2009